Exhibit 10.34

Extension Agreement to Radiant Life Promissory Note

Reference is made to the Promissory note by and between the undersigned parties, Sundance Strategies, Inc. and Radiant Life dated November 3, 2014.

Be it known, that for good consideration the parties made the following additions or changes to the contract as if contained therein:

1.	Due date for this note is extended to the earlier of August 31, 2021 or at the immediate time when the anticipated additional raise of funds is successful. Radiant is also willing to continue to extend the due date of this note if requested in the future.

All other terms and provisions shall remain in full force and effect.

Radiant Life

/s/ Mitch Burton
By:	Mitch Burton, It’s Manager

Signed this 19 day of December 2019.

Sundance Strategies, Inc.

/s/ Randall F. Pearson
By:	Randall F. Pearson, It’s President

Signed this 18th day of December 2019.